Exhibit 99.1

For Immediate Release	Contacts:	Media: Julie Yenichek	Investors: Tiffany Mason
January 24, 2013		704-758-4364 julie.v.yenichek@lowes.com	704-758-2033 tiffany.l.mason@lowes.com

LOWE’S ANNOUNCES NEW CHIEF MERCHANDISING OFFICER AND NEW SUPPLY CHAIN EXECUTIVE

MOORESVILLE, N.C.--Lowes Companies, Inc. (NYSE: LOW) announced today that Michael A. Jones will join the company as its chief merchandising officer. Jones will report to Chief Customer Officer Gregory M. Bridgeford. Stephen J. Szilagyi has been promoted to supply chain executive and will report to Chief Operating Officer Rick D. Damron.

As chief merchandising officer, Jones will be responsible for the merchandising offering for Lowe’s stores and Lowes.com as well as all global sourcing activities. He will work closely with the leaders of customer experience design, marketing, operations and logistics to develop and deliver differentiating, seamless customer experiences.

Jones brings to Lowe’s more than a decade of executive leadership in sales, service, product management and international business.  He served most recently as executive vice president and president of Husqvarna North and Latin America.

Prior to joining Husqvarna, Jones spent 15 years with General Electric. He started in appliance contract sales and also held positions as chief commercial officer – Europe for GE Consumer and Industrial and general manager of cooking products.

“Mike has extensive experience with consumer products in categories relevant to the home improvement business, with both Husqvarna and GE including appliances, outdoor power equipment and lighting categories,” said Bridgeford.  “His experience in leading businesses, identifying and pursuing marketing opportunities, and discipline around value creation throughout the chain, from supplier to consumer, make him an outstanding fit for this position.”

Jones earned a bachelor’s degree in business administration from California Coast University in Santa Ana, Calif.

As supply chain executive, Szilagyi will be responsible for overseeing Lowe’s state-of-the-art logistics and distribution network that expedites the replenishment of merchandise and supplies to all Lowe’s stores.

Szilagyi has more than 25 years of supply chain experience, including leadership roles prior to Lowe’s in wholesale distribution and retail/consumer products supply chain consulting services.

He began his career at Lowe’s in 2001 as regional director of distribution and was named vice president of distribution in 2002 and senior vice president in 2006.

“Steve and his team have made significant improvements in our safety, speed to market and employee engagement,” said Damron. “His leadership with the distribution network has resulted in streamlined, simplified and standardized process flows and controls to improve product distribution so consumers can find the product they need at their local store.”

Szilagyi earned a bachelor’s degree in materials and logistics management from Michigan State University.

With fiscal year 2011 sales of $50.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,745 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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